EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 3, 2023 with respect to the statements of condition including the related portfolios of Dividend Sustainability Portfolio 2023-2; International Dividend Sustainability Portfolio 2023-2 and Global Dividend Sustainability Portfolio 2023-2 (included in Invesco Unit Trusts, Series 2287) as of May 3, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-270405) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
May 3, 2023